Exhibit 99.1

Lone Star Tank Rental, LP and

KHM Rentals, LLC

Combined Financial Statements

December 31, 2013 and 2012 (Audited)

March 31, 2014 (Unaudited)

Independent Auditors’ Report

To the Partners and Members

of Lone Star Tank Rental, LP and KHM Rentals, LLC

We have audited the accompanying combined financial statements of Lone Star Tank Rental, LP and KHM Rentals, LLC (a Texas Limited Partnership and Limited Liability Company, respectively), which comprise the combined balance sheets as of December 31, 2013 and 2012, and the related combined statements of operations, partners’ and members’ equity, and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Lone Star Tank Rental, LP and KHM Rentals, LLC as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Swenson Advisors, LLP

San Diego, CA

May 20, 2014

Lone Star Tank Rental, LP and KHM Rentals, LLC

Combined Balance Sheets

Assets	March 31, 2014 (Unaudited)	December 31, 2013 (Audited)	December 31, 2012 (Audited)
Cash	$2,472,989	$1,425,445	$1,882,632
Accounts receivable, net of allowance for doubtful accounts of $1,336,446, $1,166,859 and $0, respectively	15,223,127	14,225,435	7,605,997
Due from related-parties	290,412	255,669	137,455
Other receivables	1,156	72,388	1,308
Prepaid expenses	306,650	281,088	871
Property and equipment, net	49,194,412	49,848,982	31,721,916

Total Assets	$67,488,746	$66,109,007	$41,350,179

Liabilities And Equity
Accounts payable	$2,155,590	$8,111,602	$8,602,486
Sales tax payable	913,106	899,475	423,844
Accrued expenses	1,211,985	888,748	225,428
Due to related-parties	1,730	22,467	55,379
Lines of credit	27,797,542	20,932,885	2,612,922
Obligations under capital leases	1,238,707	—	—
Notes payable	277,767	307,519	110,097

Total Liabilities	33,596,427	31,162,696	12,030,156
Commitments and contingencies (Note 6)
Partners’ and members’ equity	33,892,319	34,946,311	29,320,023

Total Liabilities and Equity	$67,488,746	$66,109,007	$41,350,179

See accompanying notes to the combined financial statements

Lone Star Tank Rental, LP and KHM Rentals, LLC

Combined Statements of Operations

	Quarter Ended March 31,
	2014 (Unaudited)	2013 (Unaudited)
Revenues	$13,649,140	$8,481,538
Costs and operating expenses
Direct costs of rental operations	6,210,123	3,681,378
Selling and general expenses	1,896,645	887,917
Depreciation	1,901,144	795,500

	10,007,912	5,364,795

Operating income	3,641,228	3,116,743
Interest expense	318,031	27,035
Loss on disposal of assets	141,466	—

Income before income taxes	3,181,731	3,089,708
Income taxes	32,927	28,487

Net income	$3,148,804	$3,061,221

See accompanying notes to the combined financial statements

Lone Star Tank Rental, LP and KHM Rentals, LLC

Combined Statements of Operations

	Year ended December 31,
	2013 (Audited)	2012 (Audited)
Revenues	$44,357,221	$27,002,587
Costs and operating expenses
Direct costs of rental operations	17,744,715	8,247,975
Selling and general expenses	6,223,141	2,524,450
Depreciation	5,356,298	2,028,206

	29,324,154	12,800,631

Operating income	15,033,067	14,201,956
Interest expense	109,288	56,641
Loss (gain) on disposal/sale of assets	275,825	(154,711)

Income before income taxes	14,647,954	14,300,026
Income taxes	114,006	109,844

Net income	$14,533,948	$14,190,182

See accompanying notes to the combined financial statements

Lone Star Tank Rental, LP and KHM Rentals, LLC

Combined Statements of Partners’ and Members’ Equity

	Partners’ Equity	Members’ Equity	Total
Balance at December 31, 2011	$15,738,787	$3,736,211	$19,474,998
Contributions	—	5,169,872	5,169,872
Distributions	(8,950,613)	(564,416)	(9,515,029)
Net income	8,777,985	5,412,197	14,190,182

Balance at December 31, 2012	15,566,159	13,753,864	29,320,023
Contributions	—	7,541,145	7,541,145
Distributions	(4,834,317)	(11,614,488)	(16,448,805)
Net income	8,106,573	6,427,375	14,533,948

Balance at December 31, 2013	$18,838,415	$16,107,896	$34,946,311

Contributions	—	612,162	612,162
Distributions	(1,916,096)	(2,898,862)	(4,814,958)
Net income	2,914,286	234,518	3,148,804

Balance at March 31, 2014 (Unaudited)	$19,836,605	$14,055,714	$33,892,319

See accompanying notes to the combined financial statements

Lone Star Tank Rental, LP and KHM Rentals, LLC

Combined Statements of Cash Flows

	Quarter Ended March 31,
	2014 (Unaudited)	2013 (Unaudited)
Cash flows from operating activities:
Net income	$3,148,804	$3,061,221
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,901,144	795,500
Loss on disposal of assets	141,466	—
Change in assets and liabilities:
Decrease (increase) in assets:
Accounts receivable	(997,692)	(971,272)
Due from related-parties	(1,182)	89,644
Other receivables	71,232	1,308
Prepaid expenses	(25,562)	(207,736)
(Decrease) increase in liabilities:
Accounts payable	(5,956,012)	4,032,582
Sales tax payable	13,631	83,463
Accrued expenses	323,237	405,117
Due to related-parties	(20,737)	(4,254)

Net cash provided by (used in) operating activities	(1,401,671)	7,285,573

Cash flows from investing activities:
Acquisition of property and equipment	(227,627)	(6,586,904)
Proceeds from sale of assets	82,435	—

Net cash used in investing activities	(145,192)	(6,586,904)

Cash flows from financing activities:
Net advances to members	(33,561)	(158,425)
Net proceeds (payments) from/to lines of credit	6,864,657	(167,518)
Proceeds from notes payable	—	231,936
Principal payments on notes payable	(29,752)	(26,026)
Principal payments on capital leases	(4,141)	—
Contributions received	612,162	1,681,384
Distributions	(4,814,958)	(2,277,173)

Net cash provided by (used in) financing activities	2,594,407	(715,822)

Net increase (decrease) in cash	1,047,544	(17,153)
Cash and cash equivalents:
Beginning	1,425,445	1,882,632

Ending	$2,472,989	$1,865,479

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$211,865	$27,035

Non-cash investing activities:
Acquisition of tanks and truck under capital lease arrangements	$1,242,848	$—

See accompanying notes to the combined financial statements

Lone Star Tank Rental, LP and KHM Rentals, LLC

Combined Statements of Cash Flows

	Year ended December 31,
	2013 (Audited)	2012 (Audited)
Cash flows from operating activities:
Net income	$14,533,948	$14,190,182
Adjustments to reconcile net income to net cash provided by operating activates:
Depreciation	5,356,298	2,028,206
Loss (gain) on disposal/sale of assets	275,825	(154,711)
Change in assets and liabilities:
Decrease (increase) in assets:
Accounts receivable	(6,619,438)	(1,681,923)
Due from related-parties	122,120	(121,621)
Other receivables	(71,080)	(983)
Prepaid expenses	(280,217)	(871)
(Decrease) increase in liabilities:
Accounts payable	(490,884)	8,252,396
Sales tax payable	475,631	170,967
Accrued expenses	663,320	167,967
Due to related-parties	16,426	5,477

Net cash provided by operating activities	13,981,949	22,855,086

Cash flows from investing activities:
Proceeds from sale of assets	146,255	196,282
Acquisition of property and equipment	(23,905,444)	(19,438,695)

Net cash used in investing activities	(23,759,189)	(19,242,413)

Cash flows from financing activities:
Net advances (to) from members	(289,672)	125,644
Proceeds from lines of credit, net of principal payments	18,319,963	1,819,213
Proceeds from notes payable	334,325	56,165
Principal payments on notes payable	(136,903)	(67,422)
Contributions received	7,541,145	5,169,872
Distributions	(16,448,805)	(9,515,029)

Net cash provided by (used in) financing activities	9,320,053	(2,411,557)

Net (decrease) increase in cash	(457,187)	1,201,116
Cash and cash equivalents:
Beginning	1,882,632	681,516

Ending	$1,425,445	$1,882,632

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$109,288	$56,641

Cash paid during the year for taxes	$114,006	$109,844

See accompanying notes to the combined financial statements

Lone Star Tank Rental, LP and KHM Rentals, LLC

Notes to Combined Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies

Organization - Lone Star Tank Rental, LP (“Lone Star”) is a Texas Limited Partnership formed in 2000. KHM Rentals, LLC (“KHM”) is a Texas Limited Liability Company formed in 2011. Lone Star Tank Rental, LP and KHM Rentals, LLC (collectively, the “Companies” or “Company”) provide portable liquid storage tank container (“tank”) rental and related services to driller and oil field service operators. Lone Star operates within the Permian Basin (West Texas) and KHM operates within the Eagle Ford (South Texas) regions of Texas.

Basis of Presentation - The Companies have common partners and members; however, no parent/subsidiary relationship exists between the Companies. All intercompany transactions have been eliminated in the accompanying combined financial statements.

Use of Estimates - The preparation of combined financial statements in accordance with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable and Allowance for Doubtful Accounts - The Company extends credit to its customers. Trade receivables are recorded at net realizable value based on management’s estimate of uncollectible accounts recorded in the allowance for doubtful accounts. The Company does not typically accrue interest on their trade receivables.

The allowance for doubtful accounts is maintained at a level that, in management’s judgment, is adequate to absorb probable losses. The amount is based upon an analysis of overall receivables by management. Management’s evaluation of the allowance for doubtful accounts includes, but is not limited to, the historical experience of payment pattern from customers, financial condition of customers, other known facts and circumstances, and general economic conditions. This process is based on estimates and ultimate losses may vary from current estimates. As changes in estimates occur, adjustments to the level of the allowance are recorded in the provision for doubtful accounts in the period in which they become known. No write-offs or recoveries have been recorded in the allowance account during the periods presented.

Property and Equipment - Tanks are recorded at the lower of cost or market. Costs incurred on tank units subsequent to initial acquisition are capitalized when it is probable that future economic benefits in excess of the originally assessed performance will result. Tanks are depreciated on a straight-line basis over the estimated useful life of 20 years.

Other property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred, while major renewals and betterments are capitalized. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the combined statement of operations. Depreciation is provided for in amounts sufficient to relate the costs of depreciable assets to operations over their estimated service lives, generally 5 to 20 years, using the straight-line method.

In the opinion of management, carrying values are at or below net realizable values. The Company continues to evaluate these depreciation policies as more information becomes available from other comparable sources and its own historical experience.

Lone Star Tank Rental, LP and KHM Rentals, LLC

Notes to Combined Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies, Continued

Property and Equipment, continued - Capital leases - Leases under which substantially all the risks and benefits incidental to ownership of the leased assets are assumed by the Company are classified as capital leases. Other leases are classified as operating leases. A lease asset and a lease liability equal to the present value of the minimum lease payments, or the fair value of the leased item, whichever is the lower, are capitalized and recorded at the inception of the lease. Lease payments are apportioned between the finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly to the statement of operations. Capitalized leased assets are depreciated over the shorter of the estimated useful life of the asset or the lease term.

Operating leases - Payments made under operating leases are expensed on the straight-line basis over the term of the lease, except where an alternative basis is more representative of the pattern of benefits to be derived from the leased property. Where leases have fixed rate increases, these increases are accrued and amortized over the entire lease period, yielding a constant periodic expense over the term of the lease.

Revenue Recognition - The Company’s primary source of revenue is from tank rentals. Rental revenues include recurring rental, delivery and installation, dismantling and return services, and other associated rental charges. Revenue is also generated from the sale of tank and other products; as well as professional services associated with delivery, installation, and maintenance.

The Company recognizes revenue when the following criteria are met: (a) persuasive evidence that an arrangement exists; (b) delivery of the products and/or services has occurred; (c) the price is both fixed and determinable and (d) collectability is reasonably assured. For arrangements with multiple deliverables where delivery, installation and/or dismantlement services are performed in addition to renting or selling related lease accessories, the Company recognizes revenue for each deliverable when the revenue recognition criteria are met. Each element of the arrangement has a price agreed upon by the Company and the customer.

The Company includes shipping and handling charges as revenue when earned and associated expenses in cost of rental operations when incurred.

Income Taxes - Lone Star, a limited partnership, and KHM, a limited liability company, are pass-through entities for income tax purposes and, as such, are not subject to federal income taxes. All items of taxable income, deductions and tax credits are passed through to and are reported by their owners on their respective income tax returns. Their federal tax status as pass-through entities is based on their legal status as a limited partnership and limited liability company, respectively. Each company is required to file tax returns with the Internal Revenue Service and other taxing authorities. Accordingly, these combined financial statements do not reflect a provision for federal income taxes for either Lone Star or KHM and management believes there are no other tax positions which must be considered for disclosure related to these entities.

The income tax as shown on the combined statements of operations reflects the Texas franchise tax for the respective period calculated at one percent of earned surplus.

The limited partnership and limited liability company’s returns for tax years 2011 and beyond remain subject to examination by the Internal Revenue Service. The limited partnership and limited liability company’s state franchise tax returns for the tax years 2010 and beyond remain subject to examination by the Texas Comptroller.

Lone Star Tank Rental, LP and KHM Rentals, LLC

Notes to Combined Financial Statements

Note 1 – Organization and Summary of Significant Accounting Policies, Continued

Fair Value of Financial Instruments - Topic 825 in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), Financial Instruments, requires certain disclosures regarding the fair value of financial instruments. Cash, trade and other receivables, trade payables and accrued liabilities approximate fair value due to their short maturities. The fair value of the debt approximates its carrying value based on its effective interest rate compared to current market rates.

Cash - The cash balance at March 31, 2014, December 31, 2013 and 2012 represents cash only and contains no cash equivalents.

Recent Authoritative Guidance - From time to time, the FASB or other standards setting bodies issue new accounting pronouncements. Updates to the FASB Accounting Standards Codification are communicated through issuance of an Accounting Standards Update (“ASU”). Unless otherwise discussed, we believe that the impact of recently issued guidance, whether adopted or to be adopted in the future, is not expected to have a material impact on the combined financial statements upon adoption.

Proposed Amendments to Current Accounting Standards - The FASB is currently working on amendments to existing accounting standards governing a number of areas including, but not limited to, revenue recognition and lease accounting.

In June 2010, the FASB issued an exposure draft, Revenue from Contracts with Customers, which would supersede most of the existing guidance on revenue recognition in ASC Topic 605, Revenue Recognition. In November 2011, the FASB re-exposed this draft and the FASB expects a final standard to be issued in the year ending December 31, 2014. As the standard-setting process is still ongoing, the Company is unable to determine the impact this proposed change in accounting will have in its combined financial statements at this time.

In August 2010, the FASB issued an exposure draft, Leases, which would result in significant changes to the accounting requirements for both lessees and lessors in ASC Topic 840, Leases. In May 2013, the FASB re-exposed this draft and the comment period ended in September 2013. As the standard-setting process is still ongoing, the Company is unable to determine the impact this proposed change in accounting will have in its combined financial statements at this time.

Note 2 – Related-Party Transactions

GP II Energy, Inc. - GP II Energy, Inc. (“GP II”) is a corporation in which the sole shareholder is also one of the partners and members of Lone Star and KHM, respectively. GP II provides accounting, payroll and other administrative services to the Companies. In addition, GP II contracts with Lone Star for tank rentals and trucking, on occasion, for its customers. During the years ended December 31, 2013 and 2012, the Company incurred expenses of approximately $226,000 and $131,000, respectively, for administrative services provided by GP II. During the years ended December 31, 2013 and 2012 the Company earned approximately $42,000 and $200,000, respectively, in tank rental and trucking income from GP II.

(Unaudited) - During the three months ended March 31, 2014 and 2013, the Company incurred expenses of approximately $40,000 and $27,000, respectively, for administrative services provided by GP II. During the three months ended March 31, 2014 and 2013 the Company earned $0 and approximately $34,000, respectively, in tank rental and trucking income from GP II.

Lone Star Tank Rental, LP and KHM Rentals, LLC

Notes to Combined Financial Statements

Note 2 – Related-Party Transactions, Continued

One Star Trucking - One Star Trucking, LP (“One Star”) is a Limited Partnership in which the partners are also partners and members of Lone Star and KHM, respectively. One Star provides vacuum truck and transportation related services for the Company. During the years ended December 31, 2013 and 2012, the Company incurred expenses of approximately $88,000 and $42,000, respectively, for these services provided by One Star.

(Unaudited) - During the three months ended March 31, 2014 and 2013, the Company incurred expenses of approximately $1,000 and $19,000, respectively, for these services provided by One Star.

Due from Related-Party - As of December 31, 2013, the owners owed the Company $240,334. As of December 31, 2013 and 2012, outstanding trade receivables from other related entities totaled $15,335 and $137,455, respectively. These amounts are non-interest bearing and are due on demand.

(Unaudited) - As of March 31, 2014, the owners owed the Company $273,895. These amounts are non-interest bearing and are due on demand. As of March 31, 2014, outstanding trade receivables from other related entities totaled $16,517. These amounts are non-interest bearing and are due on demand

Due to Related-Party - As of December 31, 2013 and 2012, the Company owed a related entity $22,467and $6,041, respectively. As of December 31, 2012, the Company owed one of the owners $49,338. These amounts are non-interest bearing and are due on demand.

(Unaudited) - As of March 31, 2014, the Company owed a related entity $1,730. This amount is non-interest bearing and due on demand.

Note 3 – Property and Equipment, Net

Property and equipment, net, consist of the following at:

	March 31, 2014 (Unaudited)	December 31, 2013 (Audited)	December 31, 2012 (Audited)
Tanks	$47,595,492	$46,660,044	$31,797,378
Trucks and trailers	8,403,777	8,297,352	5,081,833
Buildings and yard improvements	1,366,381	1,411,881	313,722
Furniture, fixtures and equipment	1,315,790	1,254,985	375,257
Containments	3,538,254	3,383,779	—
Land	270,643	270,643	270,643

	62,490,337	61,278,684	37,838,833
Less: accumulated depreciation	(13,295,925)	(11,429,702)	(6,116,917)

	$49,194,412	$49,848,982	$31,721,916

The Company rents tanks and containments to its customers under customer operating leases. Tanks and containments under operating leases were $50,043,823 and $31,797,378 at December 31, 2013 and 2012. Accumulated depreciation on tanks under operating leases was $6,740,438 and $4,497,546 at December 31, 2013 and 2012, respectively. Accumulated depreciation on containments under operating leases was $1,667,448 at December 31, 2013.

(Unaudited) - Tanks and containments under operating leases were $51,133,746 at March 31, 2014. Accumulated depreciation on tanks under operating leases was $7,020,924 at March 31, 2014. Accumulated depreciation on containments under operating leases was $2,468,081 at March 31, 2014.

Lone Star Tank Rental, LP and KHM Rentals, LLC

Notes to Combined Financial Statements

Note 4 – Lines of Credit

At December 31, 2012, Lone Star maintained two lines of credit with a bank, both collateralized by all equipment, inventories, and receivables, with borrowing capabilities of $1,500,000 and $2,000,000, and required monthly interest-only payments at 4.25% of outstanding balances. The first line of credit with borrowing capabilities of $1,500,000 was renewed during 2013 and the credit limit was increased to $10,000,000 to cover expenses related to purchases of equipment. The lines of credit mature in May 2017 and November 2016, respectively. Both lines of credit are secured by personal guarantees of all owners of Lone Star. The outstanding balances on these lines of credit were $7,836,171 and $2,612,922 at December 31, 2013 and 2012, respectively.

(Unaudited) - At March 31, 2014, Lone Star maintained two lines of credit with a bank, both collateralized by all equipment, inventories, and receivables, with borrowing capabilities of $10,000,000 and $2,000,000, and required monthly interest-only payments at 4.25% of outstanding balances. The lines of credit mature in May 2017 and November 2016, respectively. Both lines of credit are secured by personal guarantees of all owners of Lone Star. The outstanding balances on these lines of credit totaled $10,297,542 at March 31, 2014.

In December 2013, KHM obtained a line of credit with a bank, collateralized by all equipment, inventories, and receivables, totaling $17,500,000, with regular monthly payments of $300,000 for six months, $455,000 for the next five months, and an estimated last payment of $14,159,707, including interest accruing at 4.9%. The line of credit matures in January 2015, and is secured by personal guarantees of all owners of KHM and the corporate guaranty of a related-party entity. The outstanding balance on the line of credit was $13,096,714 at December 31, 2013.

(Unaudited) - At March 31, 2014, KHM maintained a line of credit with a bank, collateralized by all equipment, inventories, and receivables, totaling $17,500,000, with regular monthly payments of $300,000 for six months, $455,000 for the next five months, and an estimated last payment of $14,159,707, including interest accruing at 4.9%. The line of credit matures in January 2015, and is secured by personal guarantees of all owners of KHM and the corporate guaranty of a related-party entity. The outstanding balance on the line of credit was $17,500,000 at March 31, 2014.

See also Note 8 regarding subsequent events.

Note 5 – Notes Payable

The Company had multiple notes payable outstanding with the same creditor during the years ended December 31, 2013 and 2012. The notes payable are secured by vehicles with monthly payments ranging from $589 to $990 and bearing interest from 4.24% to 6.29%. As of December 31, 2013 and 2012, the combined outstanding notes payable balance to this creditor totaled $307,519 and $110,097, respectively.

Maturities of notes payable as of December 31, 2013 are as follows:

Amount
2014	$114,910
2015	119,808
2016	65,161
2017	7,640

$307,519

(Unaudited) - The Company had multiple notes payable outstanding with the same creditor during the three months ended March 31, 2014. The notes payable are secured by vehicles with monthly payments ranging from $589 to $990 and bearing interest from 4.24% to 6.29%. As of March 31, 2014, the combined outstanding notes payable balance to this creditor totaled $277,767.

See also Note 8 regarding subsequent events.

Lone Star Tank Rental, LP and KHM Rentals, LLC

Notes to Combined Financial Statements

Note 6 – Commitments and Contingencies

Operating Lease - The Company entered into a lease agreement in September 2013 to lease a tract of land for the purposes of equipment and vehicle storage. The lease specifies monthly payments of $2,500 and matures in September 2018. For the year ended December 31, 2013, rent expense related to this leasing arrangement totaled $10,000.

(Unaudited) - For the three months ended March 31, 2014, rent expense related to this leasing arrangement totaled $7,500.

Future minimum lease payments under the term of the lease are as follows:

Year ending December 31,

Amount
2014	$30,000
2015	30,000
2016	30,000
2017	30,000
2018	20,000

$140,000

Capital Leases - (Unaudited) - The Company entered into capital lease agreements in March 2014 for frac tanks with a combined cost of $1,110,335. Accumulated depreciation includes $2,447 related to these leased tanks as of March 31, 2014. Depreciation expense includes $2,447 for tanks under capital leases for the three months ended March 31, 2014. The term of the leases includes payments totaling $1,110,335 within three months of the origination of the lease agreements.

The Company entered into a capital lease arrangement in February 2014 for a truck with a combined cost of $132,493. Accumulated depreciation includes $3,588 related to this truck as of March 31, 2014.

Future minimum lease payments under capital leases are as follows:

Year ending December 31,

Amount
2014	$26,914
2015	29,360
2016	29,360
2017	29,360
2018	29,360
Thereafter	2,447

146,801
Less: amount representing interest	(14,309)

$132,492

Lone Star Tank Rental, LP and KHM Rentals, LLC

Notes to Combined Financial Statements

Note 6 – Commitments and Contingencies, Continued

Legal Proceedings - The Company is in settlement negotiations in a case relating to the calculation and payment of hourly wages and has made an estimate of the potential liability which is included in accrued expenses at December 31, 2013.

From time to time, the Company may be subject to a variety of legal proceeding and claims in the ordinary course of business.

Note 7 – Concentration of Credit Risk

The Company maintains its cash balances in two accounts at separate banks. At times, deposits held with the financial institutions may exceed the amount of insurance provided by the Federal Deposit Insurance Corporation (“FDIC”), which provides basic deposit coverage with limits up to $250,000 per account holder. Generally, these deposits may be redeemed upon demand and, therefore, are believed to bear minimal risk. At December 31, 2013 and 2012, the Company had approximately $925,000 and $1,383,000, respectively, in cash deposits in excess of FDIC limits.

(Unaudited) - At March 31, 2014, the Company had approximately $1,973,000, in cash deposits in excess of FDIC limits.

As of December 31, 2013, three customers accounted for 54% of the Company’s combined outstanding accounts receivable. For the year ended December 31, 2013, three customers accounted for 53% of the Company’s total combined revenues.

As of December 31, 2012, six customers accounted for 83% of the Company’s combined outstanding accounts receivable. For the year ended December 31, 2012, six customers accounted for 90% of the Company’s total combined sales.

The Company’s business is primarily based on oil and natural gas drilling customers, whose viability is dependent on, among other things, stable oil and natural gas prices.

Note 8 – Subsequent Events

On February 28, 2014 the Company entered into an Asset Purchase Agreement and the Amended and Restated Asset Purchase Agreement on April 7, 2014 with Lone Star Tank Rental, Inc., an indirect wholly-owned subsidiary of General Finance Corporation (the “Buyer”), whereby the Company agreed to sell substantially all the assets and transfer certain liabilities (collectively, “Purchased Assets”) of the Company’s business, as specified in the Amended and Restated Asset Purchase Agreement, for a total purchase price of approximately $95,000,000, subject to certain working capital and other adjustments to be determined after the closing date. The sale of the Purchased Assets closed on April 7, 2014.

As a part of the closing of the Purchased Assets, the Company paid off the lines of credit and notes payable outstanding at December 31, 2013.

Management evaluated all activity of the Company through May 20, 2014, the date which the combined financial statements were available to be issued, and concluded that no other subsequent events have occurred that would require recognition in the combined financial statements or disclosure in the notes thereto.